Exhibit 8.2

November 18, 2008	Robert H. Miller

T: (650) 843-5351 bmiller@cooley.com

Reliant Technologies, Inc.

464 Ellis Street

Mountain View, California 94043

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Proxy Statement/Prospectus/Information Statement, filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of July 7, 2008, by and among Thermage, Inc., a Delaware corporation (“Parent”), Relay Acquisition Company, LLC, a Delaware limited liability company wholly owned by Parent (“Merger Sub II”), and Reliant Technologies, Inc., a Delaware corporation (“Reliant”), including exhibits and schedules thereto (the “Reorganization Agreement”). Pursuant to the Reorganization Agreement, Merger Sub I (a Delaware corporation and a wholly-owned subsidiary of Thermage) will merge with and into Reliant (“Merger I”) in a transaction in which holders of Reliant Capital Stock will receive a combination of shares of Parent Common Stock and cash and in which Reliant will become a wholly owned subsidiary of Parent. Merger I will be immediately followed by a merger of Reliant into Merger Sub II (“Merger II” and together with Merger I, the “Mergers”).

Prior to the closing of the Merger I, all holders of Reliant’s preferred and common stock will be entitled to receive a distribution of stock of a newly formed, wholly owned subsidiary of Reliant, referred to as “Spinco” (such transaction, the “Distribution”).

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Reliant in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(i)	the Reorganization Agreement;

(ii)	the Registration Statement;

(iii)	the tax representation letter from Parent, Merger Sub I and Merger Sub II to Wilson Sonsini Goodrich & Rosati Professional Corporation and Cooley Godward Kronish LLP furnished pursuant to Section 7.1(g) of the Reorganization Agreement, and the tax representation letter from Reliant to Wilson Sonsini Goodrich & Rosati Professional Corporation and Cooley Godward Kronish LLP

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155    T: (650) 843-5000    F: (650) 849-7400 WWW.COOLEY.COM

Page Two

furnished pursuant to Section 7.1(g) of the Reorganization Agreement (collectively, the “Tax Representation Certificates”); and

(iv)	such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub I, Merger Sub II, and Reliant, and to the consummation of the Mergers and the other transactions contemplated by the Reorganization Agreement, as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time of Merger II) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties, and statements made or agreed to by Parent, Merger Sub I, Merger Sub II, and Reliant, and by their managements, employees, officers, directors, and stockholders in connection with the Mergers, including, but not limited to, (x) those set forth in the Reorganization Agreement (including exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are, or will be, true, complete and accurate at all relevant times;

(iii)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(iv)	All covenants contained in the Reorganization Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof; and

(v)	The Mergers will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any provision thereof, and the Mergers will be effective under applicable state law.

Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, (a) in our opinion the Mergers will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and (b) the conclusions regarding the U.S. federal income tax issues contained in the Registration Statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” insofar as they relate to statements of law and legal conclusions and subject to the limitations and qualifications described therein, represent our opinion.

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155    T: (650) 843-5000    F: (650) 849-7400 WWW.COOLEY.COM

Page Three

Because the state of the law with respect to the treatment of the Distribution is not sufficiently clear, we are unable to opine whether the Distribution and the Merger will be treated as a single integrated transaction for U.S. federal income tax purposes. The potential tax consequences in the event that the Distribution and the Merger are and are not treated as a single integrated transaction for U.S. federal income tax purposes are described in the Registration Statement under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”.

This opinion does not address the various state, local, or foreign tax consequences that may result from the Mergers or the other transactions contemplated by the Reorganization Agreement and does not address any United States federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any United States federal tax consequence of the Mergers or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Mergers, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the United States federal income tax consequences of the Mergers and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings. No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. We hereby consent to the reproduction and filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Proxy Statement/Prospectus/Information Statement relating to the Merger constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ Robert H. Miller
Robert H. Miller

FIVE PALO ALTO SQUARE 3000 EL CAMINO REAL PALO ALTO CA 94306-2155    T: (650) 843-5000    F: (650) 849-7400 WWW.COOLEY.COM